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                                                                   Exhibit 10.13


May 2, 2003

Mr. Stephen Pearson
5 Wildomar Street
Mill Valley, CA  94941

Dear Steve,

On behalf of The J. Jill Group, Inc. I am pleased to offer you the position of Senior Vice President of Sourcing in accordance with the following:

     - Your base salary will be at the rate of $275,000 per annum and will paid to you on a biweekly basis. Your base salary will be reviewed annually. You will report to Patty Lee, President of J. Jill Merchandising. Your tentative start date will be June 2, 2003. You will have such duties and responsibilities as are normally associated with the office of Senior Vice President of Sourcing, including such duties and responsibilities consistent with such position as may be reasonably and lawfully assigned to you from time to time by the Board of Directors, the President and Chief Executive Officer or the President of J. Jill Merchandising. Your office will be in Quincy, Massachusetts when you are not traveling on J. Jill business. As long as you are employed by J. Jill, you will devote your full business time and efforts to J. Jill and will not, without J. Jill's prior express written consent, engage directly or indirectly in any employment, consulting or business activity other than J. Jill.

     - You will be eligible for participation in the corporate bonus program starting with the Fall 2003 season. Bonus payments for the Fall 2003 season (payable in January 2004) and the Spring 2004 season (payable in July 2004) will be paid to you whether or not the company performance goals for such seasons are achieved, unless you voluntarily leave J. Jill or your employment is terminated by J. Jill for "just cause" as defined below. Your bonus percentage for the Fall 2003 season and the Spring 2004 season will be 60% (i.e., you will receive a bonus of 60% of the base salary paid to you for the relevant season).

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     -    You will receive an option to purchase 25,000 shares of J Jill Common
          Stock, subject to approval of the Compensation Committee of the J. Jill Board of Directors. The exercise price will be the current fair market value (i.e., the Nasdaq closing price) on the day the Compensation Committee approves the option grant. The option will vest 1/3 per year over a three-year period, on the first, second and third anniversaries of the date of grant, with vesting on any vesting date contingent on continued employment with J. Jill. The option will be an incentive stock option for the maximum number of shares constituting an integer multiple of 1,000 and qualifying for incentive stock option treatment under the Internal Revenue Code of 1986, as amended and a non-statutory stock option for the balance of the shares.

     - You will be eligible for a full range of company and executive benefits made available generally to J. Jill vice presidents. Currently these benefits include life insurance with a $500,000 death benefit, subject to evidence of insurability and passing a standard physical exam, and estate/tax planning benefits at the rate of $7500 for the first year of employment and $5000 for each subsequent year. Health benefits are currently provided by Blue Cross and Blue Shield of Massachusetts and will be explained to you during your first few days of employment. These employee benefit plans and fringe benefits may be amended, enlarged, diminished or terminated by J. Jill from time to time. Your eligibility to participate in any benefit plans and to receive benefits thereunder will be subject to the plan documents governing such plans.

     - Included in your benefit package is an annual vacation benefit of four weeks.

     - Upon presentation of documentation of such expenses reasonably satisfactory to J. Jill and subject to applicable limits, J. Jill will reimburse you for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of J. Jill's business in accordance with J. Jill's policies with respect thereto as in effect from time to time.

     - You will be eligible to participate in the Executive Deferred Compensation Program. Additional information regarding this benefit will be discussed with you within the first few days of your employment.

     - You will also be eligible for participating in The J. Jill Group 401(k) plan on the first of the month following your hire date.

     - You will be eligible for reimbursement of your relocation expenses up to a maximum of $250,000 against receipts. Such expenses will include, but not be limited to, broker's fees in connection with your sale of your home in Mill Valley, California, broker's fees in connection with the purchase of a home in or around Massachusetts, temporary housing in Massachusetts and airplane trips for you and your family to look for housing. If you voluntarily leave J. Jill during your first

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          two years of employment, you will be required to reimburse J. Jill for the total relocation expenses paid to you.

     - It is understood and agreed that either you or J. Jill may terminate the employment relationship at any time and for any reason upon giving thirty days' prior written notice. In the event of any such termination, you will be eligible to receive the salary and benefits accrued up to the date of termination. In addition, in the event your employment is terminated by J. Jill for any reason other than for "just cause" (as defined below) between June 2, 2003 and June 2, 2005, or you resign for "Good Reason" (as defined below) between June 2, 2003 and June 2, 2005, J. Jill will make severance payments to you for the period from the date of your termination of employment to June 2, 2005 (the "Severance Period"), such payments to be made at the same time and in the same amounts as your base salary at the time of termination otherwise would have been paid to you during the Severance Period. The obligation of J. Jill to make such severance payments shall cease if you become employed by or otherwise perform services for any competitor of J. Jill. During the Severance Period you will continue to be available upon the reasonable request of the President/CEO of J. Jill to provide information and assistance to J. Jill concerning matters within the scope of your responsibilities as of the date of termination of your employment, and no additional compensation shall be due to you for providing such information and assistance nor shall you be required to incur any expense in connection therewith. "Just Cause" for termination shall be deemed to exist upon (a) your willful failure or refusal to perform your designated responsibilities, or gross negligence or willful misconduct in the performance of such responsibilities, or (b) your conviction of, or the entry of a pleading guilty or nolo contendere by you to, any crime involving moral turpitude or any felony. "Good Reason" for resignation shall be a resignation between June 2, 2003 and June 2, 2005 based on one or more of the following events occurring without your express written consent: (a) a substantial and adverse reduction in your duties and authority at J. Jill; or (b) a material reduction in your base salary without good business reasons.

As required by federal law, employment at J. Jill is dependent upon providing documentation, which proves your eligibility to work in the United States. Typically, this would include such items as a driver's license, birth certificate, social security card, etc.

In making this offer, J.Jill understands that you are not under any obligation to any former employer or any person, firm or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of J. Jill. If that understanding is not correct, please contact me immediately to discuss this.

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If this letter correctly sets forth our understanding, please sign one copy in the space below and return it to me at your earliest convenience. The offer contained in this letter will expire if you have not indicated your acceptance of it by returning to me a copy of this letter, signed by you in the space below, by 5:00 p.m., Eastern Daylight Time, on Tuesday, May 6, 2003.

Steve, we are happy you are considering joining the "J. Jill Team" and look forward to the contributions you will make to the overall continued success of the Company!

Very truly yours,

/s/ Gordon R. Cooke

Gordon R. Cooke
President and CEO

CC:  Patty Lee
     Carol Maher


Accepted and agreed
this 3rd day of May, 2003


/s/ Stephen Pearson
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Stephen Pearson